Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES THIRD QUARTER OPERATING RESULTS

LENEXA, Kansas (November 11, 2013) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter and first nine months of 2013. An investor conference call is scheduled for 11:15 a.m. EST tomorrow, November 12, 2013 (see details below).

Third Quarter Highlights

●	Total revenue declined slightly to approximately $4.5 million, compared with total revenue of approximately $4.6 million in the third quarter of 2012.

●	International revenue increased 405% to $891,722, compared with $176,500 in the third quarter of 2012.

●	Gross profit margin narrowed to 54.0% of total revenue vs. 56.9% in prior-year period.

●	General and administrative expenses increased 12% from year-earlier levels.

●	The Company reported an operating loss of ($836,662), compared with operating income of $336,016 in the third quarter of 2012.

●	A net loss of ($905,836), or ($0.42) per share, was posted in the most recent quarter, compared with year-earlier net income of $270,040, or $0.13 per diluted share..

●	On a non-GAAP basis, an adjusted net loss of ($460,862), or ($0.21) per share, in the third quarter of 2013 compared with non-GAAP adjusted net income of $263,616, or $0.13 per diluted share, in the prior-year quarter.

●	Revenue for the third quarter was negatively impacted by the recent federal government shutdown and ongoing sequester, which restricted some of the Company’s customers’ access to federal grants that fund purchases of equipment by certain law enforcement agencies.

●	Initial production of the FirstVU HD was completed, and the Company’s current and potential customers are confirming its expectations for acceptance of this new product line.

●	The reduction in profitability during the most recent quarter was largely attributable to higher research and development expenses related to new products, increased stock-based compensation expense reflecting a higher average stock price, increased general and administrative costs involving additional technical support staff, and the absence of a litigation credit that benefited operating results in the prior-year quarter.

Nine-Month Highlights

●	Total revenue increased 10% to approximately $14.3 million, versus total revenue of approximately $13.0 million in the first nine months of 2012.

●	Gross profit margin widened to 58.4% of total revenue, compared with 54.6% in corresponding period of the previous year.

●	General and administrative expenses were 3% lower than in the prior-year period.

●	The Company reported a 47% reduction in its operating loss, which totaled ($676,484) in the first nine months of 2013, compared with ($1,271,694) in the corresponding period of the previous year.

●	A net loss of ($859,292), or ($0.41) per share, in the most recent nine-month period, compared favorably with a net loss of ($1,483,890), or ($0.73) per share, in the year-earlier period.

●	Non-GAAP adjusted net income improved to $239,152, or $0.11 per diluted share, versus a non-GAAP adjusted net loss of ($71,645), or ($0.04) per share, in the first nine months of 2012.

Management Comments

“The modest decline in third quarter revenue, when compared with the prior-year period, primarily reflected a continuation of the economic headwinds that have impacted law enforcement budgets for the past few quarters and the negative impact of the recent federal government shutdown and ongoing sequester upon grants for the purchase of new law enforcement equipment, partially offset by a strong increase in international sales,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We also believe several significant state contract orders that we expected to receive in the third quarter were delayed for various reasons. We expect to receive these orders in the current quarter. Further, our new FirstVU HD body camera has been enthusiastically received in the marketplace and has performed well against the competition in testing and evaluation programs conducted by dozens of police departments. We expect higher shipments of FirstVU HD units to have a positive impact on our financial performance this quarter.”

“For the nine months ended September 30, 2013, adjusted net income (a non-GAAP measure) improved to $239,152, or $0.11 per diluted share, compared with a non-GAAP adjusted net loss of ($71,645), or ($0.04) per share, in the first nine months of 2012.”

“Lower revenues, a narrowing of gross profit margins, and higher research, development and other expenses related to the introduction of the FirstVU HD and the planned introduction of our DVM-800 in-car video system, were the primary factors that resulted in an operating loss in the most recent quarter,” continued Ross. “We are confident that aggressive new product research, development and support activities will significantly benefit our shareholders over the long-term. It would be short-sighted to trim such programs in response to events having a temporary impact upon our markets, such as the federal government shutdown.”

“We are pleased with the improved productivity of our revamped international sales organization, which quintupled international revenue in the third quarter, relative to the prior-year period. While the timing of international orders is very difficult to predict, our ‘pipeline’ of prospective business from a number of foreign law enforcement agencies has expanded significantly during recent months.”

“Overall, we believe Digital Ally is poised to expand its share of the video equipment market among law enforcement agencies and commercial fleet operators as the economy continues to strengthen and as our new products gain traction. When revenue recovers, the impact of greater manufacturing efficiencies, successful cost-reduction initiatives, and higher margins on new products should improve our ‘bottom line’ performance,” concluded Ross.

Third Quarter Results

For the three months ended September 30, 2013, the Company’s total revenue declined 2% to approximately $4.5 million, compared with revenue of approximately $4.6 million in the third quarter of 2012. Management attributes the revenue decline primarily to the effects of the federal government budget sequester and recent temporary shutdown, which negatively impacted many law enforcement agencies that rely on federal grants to provide funding for equipment purchases. October 2013 revenues indicate that the effects of the government shutdown were temporary in nature. The Company expects to receive certain awards and opening orders that were delayed last quarter in the fourth quarter. International revenue increased 405% to $891,722 in the most recent quarter, compared with $176,590 in the third quarter of 2012.

Gross profit decreased to $2,425,326 (54.0% of revenue) in the third quarter of 2013, versus $2,617,310 (56.9% of revenue) in the prior-year quarter. The reduction in gross profit margin was primarily due to production inefficiencies and rework that occurred during the initial production run of the FirstVU HD. Management considers these inefficiencies normal for the launch of a new product and does not expect them to reoccur in the future. Also, the Company scrapped certain unusable parts from the older versions of its product line during the most recent quarter. Finally, a modest reduction in sales during the third quarter of 2013 penalized gross profit margins. Management’s long-term goal continues to target gross profit margins of approximately 60% of revenue. The achievement of such goal assumes that the Company will benefit from economies of scale as revenue increases, more efficient outsourcing of component production, more efficient purchasing practices, and higher gross margins on new products.

Selling, General and Administrative (“SG&A”) expenses increased 43% to $3,261,988 (72.6% of revenue) in the three months ended September 30, 2013, versus $2,281,294 (49.6% of revenue) in the corresponding period of the previous year. Higher research and development expenses related to new product initiatives, increased stock-based compensation resulting from a higher average stock price, increased payroll expenses related to the hiring of additional technical support staff, and a modest increase in professional fees and expenses, were partially offset by lower selling, advertising and promotional expenses. During the third quarter of 2012, the Company’s operating results benefited from a $365,065 credit related to the settlement of certain litigation. No such credit was recorded in the third quarter of 2013.

The Company reported an operating loss of ($836,662) for the quarter ended September 30, 2013, compared with an operating profit of $336,016 in the quarter ended September 30, 2012.

Net interest and other expense increased 5% to $69,174 in the third quarter of 2013, from $65,976 in the three months ended September 30, 2012.

The Company reported a net loss of ($905,836), or ($0.42) per share, for the three months ended September 30, 2013, compared prior-year net income of $270,040, or $0.13 per diluted share. No income tax provision or benefit was recorded in the third quarters of either 2013 or 2012. The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

All per share figures and the number of shares outstanding have been adjusted to reflect a 1-for-8 reverse stock split that was effective August 24, 2012.

On a non-GAAP basis, the Company reported an adjusted net loss (before depreciation, amortization, interest expense, litigation-related credits and stock-based compensation), a non-GAAP financial measure, of ($460,862), or ($0.21) per share, in the third quarter of 2013, versus adjusted net income of $263,616, or $0.13 per diluted share, in the quarter ended September 30, 2012. (Non-GAAP adjusted net income is described in greater detail in a table at the end of this press release).

Nine-Month Results

In the nine months ended September 30, 2013, the Company’s total revenue increased 10% to approximately $14.3 million, compared with revenue of approximately $13.0 million in the first nine months of 2012, primarily due to the reorganization of Digital Ally’s law enforcement sales channel and an increase of approximately 50% in event recorder sales to commercial vehicle fleet operators. International revenue increased 168% to $1,064,321 in the nine months ended September 30, 2013, versus $396,705 in the nine months ended September 30, 2012.

Gross profit improved 18% to $8,359,068 (58.3% of revenue) in the first nine months of 2013, versus $7,089,590 (54.6% of revenue) in the prior-year period.

Selling, General and Administrative (“SG&A”) expenses increased 8% to $9,035,552 (63.1% of revenue) in the nine months ended September 30, 2013, versus $8,361,284 (64.4% of revenue) in the corresponding period of the previous year. SG&A expenses in the first nine months of 2012 included $289,017 in litigation charges and related expenses, whereas there were no such charges in the first nine months of 2013.

The Company reported a 47% reduction in its operating loss, which totaled ($676,484) in the nine months ended September 30, 2013, compared with an operating loss of ($1,271,694) in the first nine months of 2012.

Net interest and other expense declined 14% to $182,808 in the first nine months of 2013, from $212,196 in the nine months ended September 30, 2012.

The Company reported a net loss of ($859,292), or ($0.41) per share, for the nine months ended September 30, 2013, which represented an improvement of $624,598 when compared with a prior-year net loss of ($1,483,890), or ($0.73) per share. No income tax provision or benefit was recorded in the first nine months of either 2013 or 2012.

All per share figures and the number of shares outstanding have been adjusted to reflect a 1-for-8 reverse stock split that was effective August 24, 2012.

On a non-GAAP basis, the Company reported adjusted net income (before, depreciation, amortization, interest expense, litigation-related expenses and stock-based compensation), a non-GAAP financial measure, of $239,152, or $0.11 per diluted share, in the first nine months of 2013, versus an adjusted net loss of ($71,645), or ($0.04) per share, in the nine months ended September 30, 2012. (Non-GAAP adjusted net income is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) net interest expense, (4) share-based compensation expense, and (5) litigation charges and related expenses.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Standard Time (EST) tomorrow, November 12, 2013, to discuss its operating results for the third quarter and first nine months of 2013, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Time on November 12, 2013.

A replay of the conference call will be available one hour after the completion of the conference call from November 12, 2013 until 9:00 a.m. on January 13, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10036315.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenues and operating results during the balance of 2013 given the current economic environment; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings, including the FirstVU HD, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU HD; whether the interest shown in the FirstVU HD will translate into sales of such product; whether the Company’s new products will continue to generate an increasing portion of its total sales; whether its reorganized domestic and international sales force will continue to result in a recovery in revenues in and outside of the U.S.; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2012 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2013, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

(Unaudited)

	September 30, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$363,458	$703,172
Accounts receivable-trade, less allowance for doubtful accounts of $55,033 – 2013 and $70,193 – 2012	2,769,421	2,956,654
Accounts receivable-other	174,836	71,148
Inventories	8,098,046	7,294,721
Prepaid expenses	371,136	258,642
Total current assets	11,776,897	11,284,337

Furniture, fixtures and equipment	4,534,942	4,392,880
Less accumulated depreciation and amortization	3,548,779	3,454,087
	986,163	938,793

Restricted cash	662,500	662,500
Intangible assets, net	242,596	217,660
Other assets	248,846	241,446

Total assets	$13,917,002	$13,344,736

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,296,339	$1,520,207
Subordinated note payable-current, net of discount of $45,354 – 2013 and $0 – 2012	2,454,646	—
Accrued expenses	1,101,857	793,524
Capital lease obligation-current	86,858	66,087
Income taxes payable	8,912	6,717
Customer deposits	1,878	1,878
Total current liabilities	4,950,490	2,388,413

Long-term liabilities:
Subordinated note payable-long-term, net of discount of $0 – 2013 and $96,378 – 2012	—	2,403,622
Litigation accrual-long term	530,000	530,000
Capital lease obligation-long term	91,030	120,988

Total long term liabilities	621,030	3,054,610

Commitments and contingencies

Stockholder’s Equity:
Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 2,284,048 – 2013 and 2,099,082 – 2012	2,284	2,099
Additional paid in capital	24,607,277	23,304,401
Treasury stock, at cost (shares: 63,518 – 2013 and 63,518 - 2012)	(2,157,226)	(2,157,226)
Accumulated deficit	(14,106,853)	(13,247,561)
Total stockholders’ equity	8,345,482	7,901,713

Total liabilities and stockholders’ equity	$13,917,002	$13,344,736

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2013 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Product revenue	$4,306,654	$4,357,023	$13,621,945	$12,337,709
Other revenue	181,873	239,745	699,026	642,312
Total revenue	4,488,527	4,596,768	14,320,971	12,980,021
Cost of revenue	2,063,201	1,979,458	5,961,903	5,890,431
Gross profit	2,425,326	2,617,310	8,359,068	7,089,590

Selling, general and administrative expenses:
Research and development expense	975,384	627,146	2,691,484	1,804,932
Selling, advertising and promotional expense	713,289	716,996	2,002,777	1,990,138
Stock-based compensation expense	268,476	139,995	563,489	381,432
Litigation charge (credit) and related expenses	—	(365,065)	—	289,017
General and administrative expense	1,304,839	1,162,222	3,777,802	3,895,765
Total selling, general and administrative expenses	3,261,988	2,281,294	9,035,552	8,361,284
Operating income (loss)	(836,662)	336,016	(676,484)	(1,271,694)

Interest income	2,554	2,247	9,374	7,026
Other income (expense)	(519)	—	20,700	—
Interest expense	(71,209)	(68,223)	(212,882)	(219,222)
Income (loss) before income tax benefit	(905,836)	270,040	(859,292)	(1,483,890)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(905,836)	$270,040	$(859,292)	$(1,483,890)

Net income (loss) per share information:
Basic	$(0.42)	$0.13	$(0.41)	$(0.73)
Diluted	$(0.42)	$0.13	$(0.41)	$(0.73)

Weighted average shares outstanding:
Basic	2,162,430	2,035,564	2,107,708	2,026,933
Diluted	2,162,430	2,035,564	2,107,708	2,026,933

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2013 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2013 AND 2012

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income (loss)	$(905,836)	$270,040	$(859,292)	$(1,483,890)
Non-GAAP adjustments:
Stock-based compensation	268,476	139,995	563,489	381,432
Depreciation and amortization	105,289	150,423	322,073	522,574
Litigation charge (credit) and related expenses	—	(365,065)	—	289,017
Interest expense	71,209	68,223	212,882	219,222
Total Non-GAAP adjustments	444,974	(6,424)	1,098,444	1,412,245

Non-GAAP adjusted net income (loss)	$(460,862)	$263,616	$239,152	$(71,645)

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.21)	$0.13	$0.11	$(0.04)
Diluted	$(0.21)	$0.13	$0.11	$(0.04)

Weighted average shares outstanding:
Basic	2,162,430	2,035,564	2,107,708	2,026,933
Diluted	2,162,430	2,035,564	2,107,708	2,026,933

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2013 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited)

	2013	2012
Cash Flows From Operating Activities:
Net loss	$(859,292)	$(1,483,890)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Depreciation and amortization	322,073	522,574
Stock based compensation	563,489	381,432
Provision for inventory obsolescence	(75,962)	(190,444)
Provision for doubtful accounts receivable	(15,160)	(35,747)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	202,393	323,658
Accounts receivable - other	(103,688)	(584,428)
Inventories	(727,363)	(279,259)
Prepaid expenses	(127,012)	(54,135)
Other assets	(7,400)	(120,814)
Increase(decrease) in:
Accounts payable	(223,868)	240,790
Accrued expenses	308,333	(168,369)
Litigation accrual	—	530,000
Income taxes payable	2,195	(16,970)
Customer deposits	—	(30,021)
Net cash used in operating activities	(741,262)	(965,623)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(250,906)	(152,541)
Additions to intangible assets	(32,624)	(22,553)
Restricted cash for appealed litigation	—	(662,500)
Net cash used in investing activities	(283,530)	(837,594)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	739,572	—
Payments on capital lease obligation	(54,494)	(7,061)
Net cash provided by (used in) financing activities	685,078	(7,061)
Net increase (decrease) in cash and cash equivalents	(339,714)	(1,810,278)
Cash and cash equivalents, beginning of period	703,172	2,270,393
Cash and cash equivalents, end of period	$363,458	$460,115

Supplemental disclosures of cash flow information:
Cash payments for interest	$161,923	$151,846
Cash payments for income taxes	$3,685	$16,970

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$100	$16
Capital expenditures financed by capital lease obligations	$45,371	$94,760
Issuance of common stock upon exercise of stock options and common stock purchase warrants	$87	$—
Common stock surrendered as consideration for cashless exercise of stock options and common stock purchase warrants	$2	$—

FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2013 FILED WITH THE SEC)